Exhibit 99.1

Investor and Press Contact:
Scott Gerard
212-645-4500
Investorrelations@guideline.com

Guideline, Inc. Reports Fourth Quarter and Year-end
Financial Results
-- Company Posts 135% Increase in Net Income and
35% Increase in EBITDA* for the Year --
-- Cash Flow from Operations up 30% for the Year -
--Reports Substantial Improvement in On-Demand Retainer Base--

NEW YORK, April 18, 2007—Guideline, Inc. (OTCBB: GDLN), the nation’s only single-source provider of custom business research, today announced financial results for the fourth quarter and year ended December 31, 2006.

Revenues for the year ended December 31, 2006 were $46,285,000, an increase of 8% versus revenues of $43,034,000 in the prior year. Net income attributable to common shareholders for the year ended December 31, 2006 increased 135% to $970,000 or $0.05 per basic and fully diluted share as compared to net income attributable to common shareholders of $412,000, or $0.02 per basic and fully diluted share in the prior year.

EBITDA* and Adjusted EBITDA* for the year ended December 31, 2006 were $3,250,000 and $3,589,000, respectively, compared to EBITDA* and Adjusted EBITDA* of $2,413,000 and $3,479,000, respectively, in the prior year. Operating income for the year ended December 31, 2006 of $917,000 represents a 7% decrease compared to operating income of $983,000 in the prior year. EBITDA* and Adjusted EBITDA* exclusive of non-cash stock compensation expense for the year ended December 31, 2006 were $4,042,000 and $4,381,000, respectively, representing increases of 33% and 7% compared to $3,044,000 and $4,110,000, respectively, in the same period of the prior year.

During the year ended December 31, 2006, Guideline recognized a pre-tax gain of $626,000 resulting from proceeds received related to its prior proportionate minority ownership interest in Strategic Research Institute which was sold. This gain is excluded from the computation of Adjusted EBITDA* reported above.

Revenues in the fourth quarter of 2006 increased 1% to $11,614,000, versus revenues of $11,486,000 in the same period of the prior year. Net loss attributable to common shareholders for the fourth quarter was ($87,000) or ($0.00) per basic and fully diluted share, compared to income of $513,000, or $0.03 and $0.02 per basic and fully diluted share, respectively, in the fourth quarter of the prior year.

EBITDA* and Adjusted EBITDA* for the quarter were $221,000 and $652,000, respectively, as compared to EBITDA* and Adjusted EBITDA* of $1,046,000 in the prior year. Operating loss was ($366,000) for the quarter compared to operating income of $452,000 in the fourth quarter of the prior year. EBITDA* and Adjusted EBITDA* exclusive of non-cash stock compensation expense for the quarter were $343,000 and $774,000, respectively, compared to $1,194,000 in the fourth quarter of the prior year.

As of December 31, 2006, Guideline, Inc. had cash on hand of $2,939,000 (and approximately $2,000,000 available under its revolving line of credit), short and long term debt of $2,005,000 and $2,384,000, respectively, and shareholders’ equity of $23,209,000. Cash flow from operations for the year ended December 31, 2006 was $3,542,000, a 30% increase over the reported $2,715,000 in cash flow for the year ended December 31, 2005.

David Walke, Chairman and CEO of Guideline, commented, “I am pleased that Guideline achieved healthy gains in 2006 in revenues, net income and Adjusted EBITDA* relative to actual results in the prior year, despite a somewhat disappointing performance in the fourth quarter of the year.

“In particular, the weak fourth quarter was largely due to two factors. First and foremost, our senior management team devoted a considerable amount of time toward a significant acquisition opportunity which ultimately could not be completed”, Mr. Walke said. “While we are comfortable with this outcome, there were significant legal and other costs recognized during the quarter associated with this transaction.”

“In addition, performance at our Strategic Intelligence business unit in Washington, DC was soft in the quarter, after solid performance by this unit through the first nine months of the year. Although our other business units performed well during the quarter, we couldn’t fully offset this unit’s weakness”, Mr. Walke continued.

“I am particularly pleased to report that as a consequence of new product introductions and revised pricing strategies, Our On-Demand retainer-based business exhibited substantial improvement and progress in 2006,” Mr. Walke said. “Specifically, we achieved a net gain in annualized retainer base of just under 2% for the second half of the year. The third and fourth quarters of 2006 represented the first quarters of positive net gain in four years.

Moreover, this positive net gain trend continued into the first quarter of 2007, also the first time that has occurred during this period in several years. This was accomplished while our average annual retainer rate increased 6.5% for the year. This trend also continued into the first quarter of 2007.”

Looking ahead, Mr. Walke said, “We believe there are several good things happening at Guideline, and there is clear reason to believe that as the year unfolds we will see further tangible benefits of our strategies and initiatives. All in all, I remain optimistic about the longer term prospects of our Company.”

*We believe EBITDA and Adjusted EBITDA, which are defined as net income (loss) before interest, income taxes, and depreciation and amortization and net income (loss) before interest, income taxes, and depreciation and amortization and other non-recurring charges, respectively, are useful measures to investors, allowing them to focus on our recurring results of operations, and are common alternatives to measuring operating performance used by investors and financial analysts to measure value, cash flow and performance. Also, our credit facility, which contains a term note totaling $4,500,000, maturing in 2010, and a revolving loan facility totaling $4,500,000, includes financial and other covenants which are based on or refer to EBITDA and Adjusted EBITDA. The non-GAAP financial measures described above should be considered in addition to, but not as a substitute for, other measures of financial performance prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Guideline has provided reconciliations in the attached financial information for the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Earnings Conference Call Information

Management will host a conference call today at 4:15 PM ET to review the financial results for the fourth quarter and year ended December 31, 2006. The dial-in number for the conference call is (800) 322-9079 and the meeting code is: 8701530. A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available for five business days. It can be accessed by dialing 877-519-4471, using the passcode 8701530. To access the live and/or archived webcast of the call, please go http://www.guideline.com.

About Guideline, Inc.

Guideline, Inc. (OTC Bulletin Board: GDLN) is the nation's only single-source provider of customized business research and analysis. Through its end-to-end continuum of On-Demand Business Research, Custom Market Research, Strategic Intelligence, and Product Development Intelligence. Guideline's research analysts create integrated solutions that enable clients to make informed decisions to address their critical business needs. Guideline specializes in nearly all major industries, including media and entertainment, healthcare and pharmaceuticals, financial and business services and consumer products. Guideline, Inc. is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting www.guideline.com.

# # #

Forward-Looking Statements

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for the Company’s markets and the demand for its products and services, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, growth of our annual retainer business, benefits of our strategies and initiatives, the success of new products and services introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings and other unusual items, including the Company’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

GUIDELINE, INC. COMPARATIVE STATEMENTS OF INCOME (LOSS)

	Twelve Months Ended December 31
	2006	2005
Revenue	$46,285,000	$43,034,000

Operating income[6]	$917,000	$983,000

EBITDA[1,2,3]	$3,250,000	$2,413,000

Adjusted EBITDA[1,2,3]	$3,589,000	$3,479,000

Income Before Income Taxes and Cumulative Effect of Accounting Change	$1,099,000	$663,000

Income tax provision	$161,000	$211,000

Cumulative effect of accounting change[4]	$96,000	$—

Net income	$1,034,000	$452,000

Income attributable to common shareholders’[5]	$970,000	$412,000

Income (Loss) Per Share - Basic & Diluted	$0.05	$0.02

Weighted Average Shares
Outstanding - Basic	20,677,503	20,045,754
Outstanding - Diluted	20,677,503	21,631,472

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited):

1EBITDA and Adjusted EBITDA (000’s omitted) for the twelve months ended December 31, 2006 is as follows:

Net income	$1,034
Tax provision	161
Depreciation and amortization	1,550
Interest expense	601
Cumulative effect of accounting change	(96)

EBITDA	$3,250

Non-recurring acquisition related costs	320
Proceeds from sale of investment partnership	(626)
Name change related costs	187
Nonrecurring rent and other facility charges	137
Severance	50
Other	271

Adjusted EBITDA	$3,589

2EBITDA and Adjusted EBITDA (000’s omitted) for the twelve months ended December 31, 2005 is as follows:

Net income	$452
Tax provision	211
Depreciation and amortization	1,349
Interest expense	401

EBITDA	$2,413

Non-recurring severance related to restructuring	909
Acquisition related integration costs	109
Sarbanes-Oxley 404 implementation fees	50
Other	(2)

Adjusted EBITDA	$3,479

3EBITDA and Adjusted EBITDA for the twelve months ended December 31, 2006, was $4,042,000 and $4,381,000, respectively, exclusive of $792,000 of non-cash stock compensation expense, and for the twelve months ended December 31, 2005 EBITDA and Adjusted EBITDA was $3,044,000 and $4,110,000, respectively, exclusive of $631,000 of non-cash stock compensation expense.

4During the first quarter of 2006, Guideline adopted the revised Statement of Financial Accounting Standards No. 123, “Share-Based Payments” (“SFAS 123 (R)”). As a result of adopting SFAS 123(R), Guideline recognized a before and after-tax gain of approximately $96,000 representing the cumulative effect of a change in accounting principle attributable to the requirement under SFAS 123(R) to estimate forfeitures at the grant date instead of recognizing them as incurred.

5Net income for the twelve months ended December 31, 2006 of $1,034,000 was reduced by preferred dividends of $64,000, resulting in net income attributable to common shareholders of $970,000.

6The pre-tax gain of $626,000 resulting from proceeds received from Strategic Research Institute is not included in operating income.

GUIDELINE, INC. COMPARATIVE STATEMENTS OF INCOME (LOSS) (unaudited)

	Three Months Ended December 31
	2006	2005

Revenue	$11,614,000	$11,486,000

Operating (loss) income	($366,000)	$452,000

EBITDA[1,2,3]	$221,000	$1,046,000

Adjusted EBITDA[1,2,3]	$652,000	$1,046,000

(Loss) Income Before Income Taxes	($362,000)	$460,000

Income tax benefit	$288,000	$63,000

Net (loss) income	($74,000)	$523,000

(Loss) Income attributable to common shareholders’[4]	($87,000)	$513,000

(Loss) Income Per Share - Basic	($0.00)	$0.03
(Loss) Income Per Share - Diluted	($0.00)	$0.02

Weighted Average Shares
Outstanding - Basic	20,470,240	20,302,427
Outstanding - Diluted	20,470,240	21,759,426

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (unaudited):

1EBITDA and Adjusted EBITDA (000’s omitted) for the three months ended December 31, 2006 is as follows:

Net loss	$(74)
Tax benefit	(288)
Depreciation and amortization	435
Interest expense	148

EBITDA	$221

Non-recurring acquisition related costs	300
Name change related costs	22
Other	109

Adjusted EBITDA	$652

2EBITDA and Adjusted EBITDA (000’s omitted) for the three months ended December 31, 2005 is as follows:

Net income	$523
Tax benefit	(63)
Depreciation and amortization	444
Interest expense	142

EBITDA and Adjusted EBITDA	$1,046

3EBITDA and Adjusted EBITDA for the quarter ended December 31, 2006, was $343,000 and $774,000, respectively, exclusive of $122,000 of non-cash stock compensation expense, and EBITDA and Adjusted EBITDA for the quarter ended December 31, 2005 was $1,194,000, exclusive of $148,000 of non-cash stock compensation expense.

4Net loss for the three months ended December 31, 2006 of ($74,000) was reduced by preferred dividends of $13,000, resulting in net loss attributable to common shareholders of ($87,000).

GUIDELINE, INC. ESTIMATED PRO FORMA FINANCIAL DATA (unaudited)

Twelve Months Ended December 31
2005

Revenue	$45,519,000

Net income	$402,000

EBITDA1, [2]	$2,671,000

Adjusted EBITDA[1,2]	$3,854,000

1Pro Forma Adjusted EBITDA (000’s omitted) for the twelve months ended December 31, 2005 is as follows:

Pro Forma Net income	$402
Tax provision (benefit)	365
Depreciation and amortization	1,372
Interest expense	532

Pro Forma EBITDA	$2,671
Non-recurring severance related to restructuring	909
Acquisition related integration costs	109
Sarbanes-Oxley 404 implementation fees	50
Other	115

Pro Forma Adjusted EBITDA	$3,854

2 Exclusive of $631,000 of stock compensation expense for the twelve months ended December 31, 2005, Pro Forma EBITDA and Pro Forma Adjusted EBITDA would have been $3,302,000 and $4,485,000, respectively. Furthermore, of the $631,000 of stock compensation expense, approximately $567,000 is not tax deductible and is therefore added back to pre-tax income for purposes of calculating the income tax provision.

GUIDELINE, INC. AND SUBSIDIARIES Consolidated Balance Sheets

	December 31	December 31
	2006	2005

Assets
Cash and cash equivalents	$2,939,000	$2,697,000
Accounts receivable, net	9,483,000	8,646,000
Deferred tax assets	311,000	326,000
Prepaid expenses and other current assets	657,000	671,000

Total Current Assets	13,390,000	12,340,000

Property, Plant & Equipment, net	2,228,000	2,572,000
Goodwill, net	21,322,000	18,245,000
Intangibles, net	2,137,000	2,522,000
Deferred tax assets	—	682,000
Deferred financing fees, net	504,000	647,000
Other assets	585,000	834,000

Total assets	$40,166,000	$37,842,000

Liabilities and Shareholders' Equity
Trade accounts payable	$2,820,000	$2,425,000
Accrued expenses and other	4,425,000	2,318,000
Unearned retainer income	4,351,000	4,311,000
Current maturities of notes payable	2,005,000	3,005,000
Total current liabilities	13,601,000	12,059,000

Notes payable	2,384,000	3,389,000
Deferred compensation and other liabilities	298,000	456,000

Total liabilities	16,283,000	15,904,000

Redeemable, convertible, preferred stock	674,000	610,000

Shareholders' Equity	23,209,000	21,328,000

Total Liabilities and Shareholders' Equity	$40,166,000	$37,842,000